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                                                                     Exhibit 5.1

                     [Letterhead of Vinson & Elkins L.L.P.]



                                 April 11, 2002


Sunoco Logistics Partners Operations L.P.
Sunoco Pipeline L.P.
Sunoco Logistics Partners L.P.
Sunoco Partners Marketing & Terminals L.P.
1801 Market Street
Philadelphia, Pennsylvania  19103

Ladies and Gentlemen:

     We have acted as counsel for Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Partnership"), with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by the Partnership, as issuer, and by Sunoco Logistics Partners L.P., a Delaware limited partnership, Sunoco Pipeline L.P., a Texas limited partnership, and Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, as guarantors (collectively, the "Guarantors"), with the Securities and Exchange Commission (the "Commission") in connection with (i) the issuance by the Partnership of up to $250,000,000 aggregate principal amount of its 7.25% Senior Notes due 2012 (the "New Notes") registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $250,000,000 aggregate principal amount of the Partnership's outstanding 7.25% Senior Notes due 2012 (the "Outstanding Notes") and (ii) the Guarantors' unconditional senior guarantees of the payment of the New Notes (the "New Guarantees") also registered pursuant to the Registration Statement under the Securities Act. The New Notes will be issued under an Indenture, dated as of February 7, 2002 (the "Indenture"), among the Partnership, the Guarantors and Wachovia Bank National Association (formerly First Union National Bank), as trustee (the "Trustee").

     Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Partnership and the Guarantors, including the Indenture, and we reviewed such questions of law, as we considered appropriate.

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     Based on the foregoing, we are of the opinion that:

          (i) When the Registration Statement has become effective under the Securities Act, and the New Notes have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the New Notes will constitute valid and legally binding obligations of the Partnership, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles.

          (ii) When the Registration Statement has become effective under the Securities Act, and the New Guarantees have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the New Guarantees will constitute valid and legally binding obligations of the Guarantors, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                        Very truly yours,

                                        /s/ Vinson & Elkins L.L.P.


                                        VINSON & ELKINS L.L.P.



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